EXHIBIT 10.16

COMPENSATORY ARRANGEMENTS OF EXECUTIVE OFFICERS AND DIRECTORS

On January 22, 2016, the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of inTEST Corporation (the "Company") recommended and the Board unanimously approved (i) a compensation plan for our executive officers Messrs. Matthiessen, Regan and Pelrin, and (ii) grants of restricted stock to our independent directors.  The details of this compensation plan and these restricted stock grants were previously filed on our Current Report on Form 8-K filed on January 28, 2016, and are incorporated herein by reference. The annual salary of Alyn Holt, our Executive Chairman, remains at $180,180.

In addition, each of our executive officers receives our standard benefits package. Messrs. Matthiessen, Regan, and Pelrin are also parties to Change of Control Agreements with us that provide for the payment of certain benefits upon the executive's termination of employment following a change of control, as defined therein.

Directors who are not also our officers (each a "non-employee director") currently receive an annual retainer of $25,000 (Steven J. Abrams, Esq., Joseph W. Dews IV and William Kraut). Non-employee members of the Executive Committee are paid an additional annual retainer of $15,000 (Mssrs. Abrams and Dews) and the Lead Independent Director is paid an additional annual retainer of $10,000 (Mr. Kraut). The chairmen of the committees of the Board are paid an additional annual fee as follows: the Chairman of the Audit Committee is paid an additional annual fee of $20,000 (Mr. Kraut); the Chairman of the Compensation Committee is paid an additional annual fee of $10,000 (Mr. Dews); and the Chairman of the Nominating and Corporate Governance Committee is paid an additional annual fee of $10,000 (Mr. Abrams).